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                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements No. 33-91438, No. 33-92548, No. 333-03450, No. 333-03452, No. 333-03454, No.
333-13521, No. 333-21905, No. 333-23005, No. 333-33893, No. 333-37273, No.
333-37553, No. 333-37565, No. 333-38071, No. 333-41049, No. 333-42417, No.
333-47563, No. 333-57863, No. 333-64377, No. 333-64379, No. 333-69728, No.
333-77941, No. 333-85684, and No. 333-102541 of Crescent Real Estate Equities Company of our report dated January 31, 2003, with respect to the Individual and Combined Financial Statements of The Woodlands Development Company, L.P., The Woodlands Commercial Properties, L.P., and The Woodlands Operating Company, L.P., included in this Annual Report on Form 10-K for the year ended December 31, 2003.
                                                /s/ ERNST & YOUNG LLP


Houston, Texas
March 10, 2004